Exhibit 11





                 Statement of Computation of Per Share Earnings

  Earnings (loss) Per              THREE MONTHS ENDED           NINE MONTHS ENDED
  Common Share                        SEPTEMBER 30,                SEPTEMBER 30,
                                 2003            2002           2003          2002
       Basic                   $   0.07       $  (0.07)       $   0.12      $  (0.46)

       Average Shares
       Outstanding              822,250        822,250         822,250       822,250

       Diluted                 $   0.07       $  (0.07)       $   0.12      $  (0.46)

       Average Shares
       Outstanding              822,250        822,250         822,250       822,250
